Exhibit 24.1

Power of Attorney

Each person signing below hereby appoints Sean T. Smith and Edwin L. Lewis, and each of them singly, his lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments as such attorney-in-fact may deem appropriate to enable Photronics, Inc. (the “Corporation”) to comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of the securities of the Corporation, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the board of directors or an officer of the Corporation a registration statement and/or such other form or forms as may be appropriate to be filed with the Commission as any of them may deem appropriate in respect to $150,000,000 aggregate principal amount of the Corporation’s 2¼% convertible subordinated notes due 2008, and the shares of the Corporation’s common stock issuable upon conversion of such convertible subordinated notes, to any and all amendments (including post-effective amendments) to the registration statement, to any related rule 462(b) registration statement and to any other documents filed with the Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed in the Town of Brookfield, State of Connecticut, on February 26, 2004.

/S/ CONSTANTINE S. MACRICOSTAS
Constantine S. Macricostas Chief Executive Officer, Chairman of Board and Director